Exhibit 10.2

Sonus Networks, Inc.

7 Technology Park Drive, Westford, MA 01886

August 31, 2007

Richard J. Gaynor

Dear Rick:

I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the “Company”).

1.                                       Position.  Your position will be Chief Financial Officer, reporting to the President and CEO.  In addition to all Financial Accounting matters, you will also have responsibility at your Start Date (as defined below) for the Company’s Human Resources and Information Systems organizations.  As the Company’s organization evolves, the Human Resources/Information Systems departments may report to someone else, and you may be assigned other Executive duties and responsibilities as the Company may determine.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company, however, you may serve as the member of the Board of Directors of up to two other companies provided that neither competes with the Company and provided that your service does not impair your ability to meet your commitments as a Chief Financial Officer of the Company.

2.                                       Starting Date/Nature of Relationship.  The Parties shall agree to a start date which shall be as soon as practicable. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Employment at Sonus Networks, Inc. is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason.

3.                                       Compensation.

(a)                                 Your initial salary will be at the rate of $11,250.00 paid twice monthly, annualized at $270,000.00. You will be eligible to participate in the Officer Bonus Program for 2007 with a non-discretionary target of 60% of annual base salary (your “On Target Bonus”).    For the first year of employment, your 2007 On Target Bonus will be pro-rated for the number of days in 2007 that you are employed with the Company and will be paid when bonuses for 2007 are paid in the ordinary course.  Payment of your 2007 pro-rated On Target Bonus will be guaranteed. Specific objectives will be agreed upon within the first ninety (90) days of your employment.

(b)                                You will be granted an option to purchase 350,000 shares of common stock under the Company’s Stock Plan, subject to the terms of the Plan and approval of the Compensation Committee.  The options shall vest and become exercisable (i) with respect to 25% of the Shares on the first anniversary of the date that Optionee’s employment with the Company commences (Start Date) and, (ii) with respect to the remaining 75% of the Shares, in equal monthly increments of 2.0833% of the Shares thereafter through the fourth anniversary of the date of employment.  You will also be granted 35,000 shares of restricted stock under the Company’s Stock Plan, subject to the terms of the Plan and approval of the Compensation Committee.  Restricted stock shall vest over a four-year period; 25% will vest on the first anniversary of the date the Optionee’s start date.  The remaining 75% of the shares shall vest semi-annually thereafter.

4.                                       Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.                                       Benefits.  You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time.  Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs.  All employees begin accruing three (3) weeks of vacation upon date of hire.  The Company is committed to providing a healthy work environment for every employee.  Therefore, we provide a smoke free environment and require all employees to comply.

The Company retains the right to change, add or cease any particular benefit.

6.                                       Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the stock option and restricted stock grants described above, you and the Company will become parties to a Non-competition and Confidentiality Agreement.  Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company prior to the first day of employment.

7.                                       Indemnity.  As an executive of the Company, you will enter into an Indemnity Agreement with the Company.  Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company upon your employment.

8.                                       Termination and Eligibility for Severance.   Your employment with the Company shall be on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time and for any or no reason.  You shall not be eligible to receive the severance payments and benefits described in this Section in the event that (i) your employment is terminated by the Company for Cause (as defined below) or due to your death or disability, or (ii) you resign from employment, regardless of the reason(s) for such resignation.

In the event that the Company terminates your employment following an Acquisition (as defined below) for any reason other than Cause (as defined below) or if you are not offered an equivalent position in the combined entity, and subject to your full execution without revocation of a comprehensive release of claims against the Company in a form and scope acceptable to the Company, you will be eligible to receive the following severance and related post-termination benefits:

(a)                                  12 months salary continuation payments at your then annual base salary for the 12 month period following the termination of your employment;

(b)                                 12 months health benefits continuation for the 12 month period following the termination of your employment;

(c)                                  100% of all unvested options and restricted stock described in Section 3(b) above shall immediately become vested and exercisable, subject to your serving through the Transition Period (as defined below). After the closing of the Acquisition, if requested by the Company’s Board or the Acquirer, you agree to remain employed by the Company or the Acquirer for a six-month transition period (“the Transition Period”) provided a senior executive position is offered to you on at least a transitional basis.

“Acquisition” means any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined, voting securities of the Company or Acquirer outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets or operating businesses of the Company or (iii) sale of outstanding shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 70% of the voting power of the voting securities of the Company.

Termination for “Cause” shall mean (i) your continued failure to perform substantially your duties with the Company or an Acquirer (if applicable), (ii) engaging in illegal conduct or misconduct, (iii) engaging in conduct which is materially injurious to the Company, or (iv) a willful violation of any written agreement between you and the Company, including, without limitation, this Agreement and the Noncompetition And Confidentiality Agreement.

The following rules shall apply with respect to distribution of the payments, if any, to be provided to you under Section 8:

(i)                                     It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii)                                  If, as of the date your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(iii)                               If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A) Each installment of the payments due under Section 8 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the tax year in which your separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which your separation from service occurs; and

(B) Each installment of the payments due under Section 8 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of following the taxable year of in which your separation from service occurs.

9.                                       Section 409A of the Code.   This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

10.                                 General.

(a)          This letter will constitute our entire agreement as to your employment by the Company and will supersede any  prior agreements or understandings, whether in writing or oral.

(b)         This letter shall be governed by the law of the Commonwealth of Massachusetts.

(c)          Sonus Networks is an equal opportunity employer.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by August 31, 2007.  Please send your letter to the company, or via e-mail kharris@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein.  We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

I am looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Hassan Ahmed
Hassan Ahmed
President and CEO

Accepted by:

/s/ Richard Gaynor	August 31, 2007
Richard Gaynor	Date

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

This Agreement is made between Sonus Networks, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Richard J. Gaynor (the “Employee”)

In consideration of the employment and/or continued employment of the Employee by the Company, the Employee and the Company hereby agree as follows:

1.                                       Non-competition.

While the Employee is employed by the Company and for a period of six months after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)                                  As an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market or sell (or assist any other person in developing, designing, producing, marketing or selling) products or services competitive with those developed, designed, produced, marketed or sold by the Company while the Employee was employed by the Company; or,

(b)                                 Recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

Notwithstanding the foregoing, in the event of the acquisition of all or substantially all of the business and or assets of the Company, this Agreement may be assigned to the acquirer (as provided in Section 6(c)) and, following such acquisition, the Employee’s continuing obligation not to compete shall be limited to the line of business of the Company prior to the acquisition which is continued after the acquisition.  The scope of such covenant shall not be expanded to include other lines of business, products or services of the entity surviving such acquisition, and if the Company’s line of business is terminated following such acquisition, this covenant shall terminate.

2.                                      Proprietary Information.

(a)                                  The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purpose (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)                                 The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3.                                      Developments.

(a)                                  The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)                                 The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, Section 3 shall not apply to developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal Working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)                                  The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                                      Other Agreements;

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or in material belonging to any previous employer or others.

5.                                      United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions, which are made known to the Employee and to, take all action necessary to discharge the obligations of the Company under such agreements.

6.                                      Miscellaneous.

(a)                                  Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound

(b)                                 Not Employment Contract. The employee acknowledges that this agreement does not constitute a contract of employment and does not imply that the Company will continue his/her employment for any period of time.

(c)                                  Interpretation If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)                                 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)                                  Waiver of Rights.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)                                    Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies, which may be available, shall be entitled to specific performance and other injunctive relief.

(g)                                 Assignability. This Agreement will be binding upon the Employee’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.  The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company.  The Employee consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(h)                                 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i)                                     Governing Law. This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts.  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

SONUS NETWORKS, INC

Date:	August 31, 2007	By:	/s/ Hassan Ahmed

President and Chief Executive Officer
(Print name and title)

Date:	August 31, 2007	By:	/s/ Richard J. Gaynor
Employee: Richard J. Gaynor